                                        Registration Statement No. 33-53883
                                              Filed Pursuant to Rule 424(c)

                            MICHAELS STORES, INC.

          SUPPLEMENT DATED NOVEMBER 22, 1995 TO PROSPECTUS DATED
                               AUGUST 15, 1994

     With respect to the resale prospectus covering 455,000 shares of Common Stock of Michaels Stores, Inc. filed with the Form S-3 Registration Statement No. 33-53883:

     On November 21, 1995, the closing price of the Common Stock on the Nasdaq National Market was $15.875.

     The section entitled "Selling Stockholders" in this Prospectus is hereby amended by adding the following disclosure as part of the Selling Stockholder table on page four of this Prospectus with such disclosure (i) replacing the existing references in such table to those Selling Stockholders previously appearing in this Prospectus and (ii) adding references to those Selling Stockholders not previously appearing in this Prospectus.

     Such disclosure sets forth information as of November 22, 1995 concerning the indicated Selling Stockholders, who do not have, nor within the past three years have had, any position, office or other material relationship with the Company or any of its predecessors or affiliates, except as noted below.


                                                           Common Stock     Beneficial
                                          Beneficial        Offered for    Ownership of
                                         Ownership of         Selling         Common        Percent of
                                         Common Stock       Stockholders'   Stock After     Class After
Name                                   Prior to Offering       Account        Offering        Offering
----                                   -----------------   --------------  ------------     -----------

Linda Adams(2)                                  584               770            0               *

John and Melissa(2) Boland                      131             6,514            0               *

Christopher Jaren Clark                         100               100            0               *

Daniel Lee Clark                                100               100            0               *

Christopher D.(2) and Debra                  12,978            28,598            0               *
Epp(2)

Karen Figueira                                  350               350            0               *

Lisa R. and Thomas Konoske                    4,315             4,315            0               *

Diane Petrasso                                  700               700            0               *

Rick Petrasso                                   350               350            0               *

Lorie A.(2) and Eugene R.                    21,841            24,341            0               *
Petrasso

Richie D.(2) and Janice(2) Rigney            10,892            22,984            0               *

Robert T. and Sheila O. Rogers,              49,672            62,972            0               *
co-trustees U.D.T. dated
6/12/85(1)


                                                           Common Stock     Beneficial
                                          Beneficial        Offered for    Ownership of
                                         Ownership of         Selling         Common        Percent of
                                         Common Stock       Stockholders'   Stock After     Class After
Name                                   Prior to Offering       Account        Offering        Offering
----                                   -----------------   --------------  ------------     -----------

James N. Ross(2)                             72,885           103,885            0               *

Nelson M. Ross Jr. and L.                    36,411            49,411            0               *
Marilyn Ross, Trustees Under the
Ross Living Trust dated 1/29/91(1)

Saddleback Valley Community                   1,150             1,150            0               *
Church

Gary Whittier                                   146               146            0               *

Thomas and Jill Wyckoff                      17,854            17,854            0               *
                                            --------          --------          ---             ---
  Total                                     170,459           324,540            0               *

_______________
*Indicates shares held are less than 1% of class.

(1) Trustees of the Selling Stockholder were directors and/or officers of one or more of the Acquired Companies (as defined below).

(2) The Selling Stockholder was a director and/or officer of one or more of the Acquired Companies.


                  THE DATE OF THIS PROSPECTUS SUPPLEMENT IS NOVEMBER 22, 1995.